                        FEDERAL DEPOSIT INSURANCE CORPORATION
                                   Washington, D.C.

                                   AMENDMENT NO. 1
                                          TO

                                       FORM F-2

                     ANNUAL REPORT PURSUANT TO SECTION 13 OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                     For the fiscal year ended December 31, 1994

                             FDIC Certificate No. 26400-8

                                      BANK OF UNION

                           (Exact name of bank as specified in its charter)

         NORTH CAROLINA                        56-1423761
  (State or other jurisdiction       (I.R.S. Employer Identification No.)
of incorporation or organization)

                    201 North Charlotte Avenue
                    Post Office Box 1459
                    Monroe, North Carolina                          28112
                    (Address of principal office)                 (Zip Code)

                Bank's telephone number, including area code (704) 289-9555

          Securities registered pursuant to Section 12(b) of the Act:  NONE

             Securities registered pursuant to Section 12(g) of the Act:

                            Common Stock, $1.25 Par Value
                                    (Title of Class)

                  Indicate by check mark if disclosure of delinquent filers pursuant to Item 10 is not contained herein, and will not be contained, to the best of the Bank's knowledge, in definitive proxy or information statements incorporated by reference in
          Part III of this Form F-2 or any amendment of this Form F-2. [ ]

               Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO ___

               Based on the $7.38 bid price of the Bank's common stock on March 15, 1995, the aggregate value of the common stock held by nonaffiliates as of that date was $13,628,137.

               As of March 15, 1995 the Registrant had 2,187,409 shares of common stock issued and outstanding.

                         DOCUMENTS INCORPORATED BY REFERENCE

          1. Portions of the Bank's 1994 Annual Report to Shareholders are incorporated by reference into Parts II and IV.

          2. Portions of the Bank's definitive Proxy Statement dated March 20, 1995, are incorporated by reference into Parts I and III.

                                        PART I

          Item 1 - Business

               General. Bank of Union (the "Bank"), Monroe, North Carolina, was incorporated under the laws of the State of North Carolina on February 22, 1985, and commenced operations as an insured, state-chartered bank on October 14, 1985.

               The Bank engages in a general banking business primarily in Union County, North Carolina and, to a lesser extent, in Mecklenburg County, North Carolina. Its operations are primarily retail oriented and aimed at individuals and small to medium-sized businesses located in its market area. The Bank provides most traditional commercial and consumer banking services, including personal and commercial checking and savings accounts, money market accounts, certificates of deposit, individual retirement accounts, and related business and individual banking services. The Bank's lending activities include making commercial loans to individuals and small-to-medium sized businesses located primarily in its market area for various business purposes, and various consumer-type loans to individuals, including installment loans, equity lines of credit, overdraft checking credit and credit cards. Also, the Bank makes residential mortgage loans to its customers which the Bank then sells to another mortgage lender. The Bank issues electronic banking cards which allow its customers to access their deposit accounts at the automatic teller machines of other banks which are linked to the HONOR and CIRRUS system. The Bank also issues VISA debit cards which allow customers to use a credit card to access their checking accounts. The Bank does not provide trust services except through a correspondent bank.

               Branch Offices. The Bank operates five full-service banking offices in Union and Mecklenburg Counties, including its Main Office located at 201 North Charlotte Avenue in Monroe, its Indian Trail Branch office located at 4240 Old Monroe Road in Matthews, its Skyway Drive Branch office located at 1401 Skyway Drive in Monroe, its Matthews Branch office located at 217 North Trade Street in Matthews and its Waxhaw Branch office located at 1100 North Broome Street in Waxhaw, North Carolina.

               Market  and  Competition.    The  Bank's primary  geographic
          market  is Union  County,  North Carolina.   Consistent  with its
          philosophy as a community bank, the Bank's deposits are derived primarily from and it has concentrated the majority of its assets in loans within Union County, although it also has certain loan
          and deposit  customers in surrounding areas.   Commercial banking
          in Union County and in North Carolina as a whole is extremely competitive with state laws permitting state-wide branching.  The Bank
          competes directly for deposits in Union County with other commercial banks, credit unions, agencies issuing United
          States government   securities   and   all   other
          organizations   and institutions  engaged  in  money  market
          transactions.    In  its lending activities,  the Bank
          competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. In
          Union County, six commercial banks presently operate a  total
          of   23  banking  offices.     The  Bank's  predominant
          competitors in Union County are NationsBank and  Wachovia Bank
          of North  Carolina,  N.A.  (two   of  the  three  largest
          financial institutions in  North Carolina), and United
          Carolina Bank which has the largest market share in the county.

               Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Office location, office hours, customer service, community reputation and continuity of personnel are also important competitive factors. The Bank's predominant competitors have greater resources, broader geographic markets and higher lending limits, and can offer more products and better afford and make more effective use of media advertising, support services and electronic technology than the Bank. The Bank depends on its reputation as a community bank in its local market, direct customer contact, its ability to make credit and other business decisions locally, and personalized service to counter these competitive disadvantages.

               During September 1994, Congress approved legislation that, effective one year after enactment, permits adequately capitalized and managed bank holding companies to acquire control of a bank in any state (the "Interstate Banking Law"), subject to anti-trust provisions. The North Carolina Reciprocal Interstate Banking Act currently permits a bank or bank holding company in another state to acquire a North Carolina bank or bank holding company if the laws of the other state permit North Carolina bank holding companies to acquire banks and bank holding companies in that state. Under the Interstate Banking Law, beginning on June 1, 1977, banks also will be permitted to merge with one another across state lines, subject to concentration, capital and Community Reinvestment Act requirements and regulatory approval. A state can authorize mergers earlier than June 1, 1997, or it can opt out of interstate branching by enacting legislation prior to June 1, 1997. Effective with the date of enactment, the Interstate Banking Law also lets a state choose to permit out-of-state banks to open new branches within its borders. If a state chooses to allow interstate acquisitions of branches, then an out-of-state bank also may acquire branches by merger. The North Carolina Interstate Branch Banking Act currently permits a bank in another state to establish a branch in North Carolina (by de novo entry, the purchase of an existing branch, or the purchase of assets of or merger with a North Carolina bank) if the laws of the other state permit North Carolina banks to establish branches in that state.


               Subsidiary. The Bank's wholly-owned subsidiary, B.O.U. Financial, Inc. ("BOU"), offers limited securities services to its customers, including discount brokerage services and mutual funds pursuant through a  marketing agreement with Royal Alliance
          Associates, Inc.   In addition, BOU offers certain life
          insurance and annuity products to customers of the Bank.

               Employees. As of March 15, 1995, the Bank employed 63 full-time employees and ten part-time employees. The Bank is not a party to a collective bargaining agreement, and considers its relations with employees to be good.

               Miscellaneous.  In the opinion of management of the Bank, no material part of the business of the Bank is dependent upon a single customer or very few customers the loss of which would have a material adverse affect on the Bank. Since the Bank commenced operations, no significant amount of funds have been expended on research activities relating to the development of new services, and no new line of business requiring the investment of a material amount of total assets has been introduced to the public or is currently planned. The Bank does not consider its business or a material portion thereof to be seasonal.

          Item 2 - Properties

               The Bank's Main Office is located at 201 North Charlotte Avenue, Monroe, North Carolina in a two-story building containing approximately 6,850 square feet which was constructed by the Bank in 1985 and which the Bank owns in fee simple. The Bank owns a vacant lot adjacent to its Main Office which it holds for possible future expansion.

               The Bank's Indian Trail Branch containing approximately 2,400 square feet was constructed by the Bank during 1986 and the building and land are leased from a third party under an agreement providing for an original term of fifteen years which expires on October 31, 2001. The Bank has options to renew the lease for up to three consecutive, additional terms of five years each. Lease payments under the agreement are $2,685 per month

               The Bank's Skyway Drive Branch containing approximately 2,200 square feet was constructed by the Bank during 1988 on land leased from a third party under an agreement which provides for an original term of fifteen years which expires on February 1, 2003. The Bank has options to renew the lease for up to five consecutive, additional terms of five years each. Lease payments under the Agreement are $1,450 per month, and the Bank has an option to purchase the property at the end of ten years at a price of $200,000.

               The Bank's Waxhaw Branch opened during 1989 is located in a newly constructed building containing approximately 2,520 square feet which is owned by the Bank in fee simple.

               The Bank's Matthews Branch opened during 1992 is located in a building containing approximately 2,775 square feet. This facility is leased from a third party under an agreement which provided for an original term of one year which expired on March 31, 1993. The Bank has options to renew the lease for up to three consecutive additional terms of one year each. The Bank has exercised its option to renew, such renewal period to expire on March 31, 1996. Lease payments under the agreement currently are $3,000 per month.

               All of the Bank's existing offices are freestanding, fully equipped and in good condition, and have adequate parking and drive-up banking facilities.

               The Bank owns substantially all of its office furnishings and banking and data processing equipment.

               The Bank's operations and data processing departments are located in an approximately 4,673 square foot portion of a building leased from a third party under an agreement providing for an original term of five years which expired on April 30, 1993. The Bank has options to renew the lease for up to two consecutive, additional terms of five years each. The Bank has exercised its option to renew with such renewal period to expire on April 30, 1998. Lease payments under the agreement currently are $3,831 per month.

               The Bank's mortgage loan department and BOU are located in a building containing approximately 2,000 square feet which is leased from a third party under an agreement providing for an original term of three years which expires on February 28, 1997. The Bank has options to renew the lease for up to four consecutive, additional terms of three years each. Lease payments under the Agreement currently are $1,750 per month.

          Item 3 - Legal Proceedings

               There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of the Bank, to which it or its subsidiary is a party or to which its property is subject.

          Item 4 -  Security Ownership of Certain Beneficial Owners and
                    Management

               The information required by Item 4 is incorporated herein by reference from pages 2 and 3 under the caption "Voting Securities and Beneficial Ownership Thereof" of the Bank's definitive proxy statement dated March 20, 1995.

                                       PART II

          Item 5 - Market for the Bank's Common Stock and Related Security Holder Matters

               The information required by Item 5 is incorporated herein by reference from page 20 of the Bank's 1994 Annual Report to Shareholders under the caption "Market For Bank's Common Stock". The Bank's common stock is traded in the over-the-counter market, and is listed in the National Daily Quotation Service "Pink Sheets." Shares of the Bank's common stock are thinly traded.

          Item 6 - Selected Financial Data

               The information required by Item 6 is incorporated herein by reference from page 1 of the Bank's 1994 Annual Report to Shareholders under the caption "Selected Financial Data".

          Item 7 -  Management's  Discussion  and  Analysis   of  Financial
                    Condition and Results of Operations

               The information contained on pages 3 through 5 of the Bank's 1994 Annual Report to Shareholders under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" is incorporated herein by reference. The tables appearing on the following pages contain certain additional statistical information about the Bank for the periods and on the dates indicated therein.

                             BANK OF UNION AND SUBSIDIARY
                                        SCHEDULE I

                         Average Balances and Interest Yields/Rates




                                                                        1994                             1993
                                                            Income/  Average    Average      Income/  Average    Average
                                                            Expense  Balance  Yield/Rate     Expense  Balance  Yield/Rate
            (In thousands)

            Interest-earning assets:
              Interest-bearing bank deposits                $  131  $  3,017     4.34%        $   49  $ 1,497     3.27%
              Investment securities - taxable                  944    17,368     5.44            714   12,530     5.70
              Investment securities - nontaxable               406     6,595     6.16            356    5,455     6.53
              Loans, net                                     6,553    75,823     8.64          5,623   67,992     8.27
              Federal funds sold                                69     1,615     4.27             70    2,399     2.92
                    Total interest - earning assets          8,103   104,418     7.76          6,812   89,873     7.58

              Cash and due from Bank                                   5,253                            4,615
              Other assets                                             3,525                            3,297
                    Total assets                                    $113,196                          $97,785


            Interest-bearing liabilities:
              Demand deposits (NOW)                         $  216  $ 11,310     1.91%        $  200  $10,104     1.98%
              Savings                                          143     6,495     2.20            116    4,861     2.39
              Insured money market                             333    14,596     2.28            308   13,596     2.27
              Time deposits                                  2,279    52,611     4.33          2,067   48,002     4.31
              Short-term borrowings                             96     2,586     3.71             30    1,308     2.29
              Other borrowings                                 121     1,865     6.49              5       82     6.10

                    Total interest-bearing liabilities       3,188    89,463     3.56          2,726   77,953     3.50
              Demand deposits                                         13,472                           10,649
              Other liabilities                                          720                              704
              Stockholders' equity                                     9,541                            8,479

                    Total liabilities and stockholders'
                      equity                                        $113,196                          $97,785

            Net interest - income and spread                $4,915               4.20%        $4,086              4.08%
            Net yield on earning assets                                          4.71%                            4.55%

                                      7

                                       BANK OF UNION AND SUBSIDIARY

                                    Volume and Rate Variance Analysis




                                                    From December 31, 1993 to December 31, 1994
                                                     Increase (Decrease) Due to Change In*

            (In thousands)                            Rate        Volume       Total Change
            Interest income:
              Interest-bearing bank deposits         $ 24         $   58          $   82
              Investment securities - taxable         (39)           269             230
              Investment securities - nontaxable      (22)            72              50
              Loans, net                              267            663             930
              Federal funds sold                       27            (28)             (1)

                    Total interest income             257          1,034           1,291
            Interest expense:
              Demand deposits (NOW)                    (7)            23              16
              Savings                                 (11)            38              27
              Insured money market                      2             23              25
              Time deposits                            11            201             212
              Short-term borrowings                    28             38              66
              Other borrowings                          4            112             116

                    Total interest expense             27            435             462
            Net interest income                      $230         $  599          $  829







                                                      From December 31, 1992 to December 31, 1993
                                                         Increase (Decrease) Due to Change In*


            (In thousands)                            Rate        Volume       Total Change

            Interest income:
              Interest-bearing bank deposits        $ (23)        $  68           $  45
              Investment securities - taxable        (171)         (177)           (348)
              Investment securities - nontaxable       -             14              14
              Loans, net                             (362)          367               5
              Federal funds sold                       (7)           23              16

                    Total interest income            (563)          295            (268)
            Interest expense:
              Demand deposits (NOW)                   (65)           31             (34)
              Savings                                 (17)           37              20
              Insured money market                    (87)           15             (72)
              Time deposits                          (417)         (137)           (554)
              Short-term borrowings                    (9)           37              28
              Other borrowings                          1             4               5

                    Total interest expense           (594)          (13)           (607)

            Net interest income                     $  31         $ 308           $ 339


            *Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

                                       BANK OF UNION AND SUBSIDIARY

                                               SCHEDULE II
                                           Investment Portfolio


                                                                 1994               1993
                                                            Book    Market     Book    Market
                                                           Value     Value    Value     Value
            (In thousands)

            U.S. Treasury held to maturity              $ 5,968    $ 5,734   $  -      $  -
            U.S. Treasury available for sale              2,010      1,958     6,230    6,367
            U.S. Government Agency Obligations
              held to maturity                            7,928      7,779       -        -
            U.S. Government Agency Obligations
              available for sale                          5,116      4,793     7,044    7,067
            States and political subdivisions
              (nontaxable) held to maturity               7,180      7,166     5,666    6,291

                                                        $28,202    $27,430   $18,940  $19,725



                                                                 December 31, 1994
                                                                            After One Year     After Five Years
                                                          Due Within          but Within           but within           After
                                                           One Year           Five Years           Ten Years          Ten Years
                                                        Amount   Yield*     Amount   Yield*     Amount   Yield*    Amount   Yield*

                 (In thousands)

                 U.S. Treasury held to maturity          $  992   5.28%    $ 4,976     5.97%     $  -        - %    $  -        - %
                 U.S. Treasury available for
                    sale  -                                 -     2,010      6.85        -         -          -        -
                 U.S. Government Agency Obliga-
                    tions held to maturity                3,480   6.18       4,246     7.20         -        -         202    5.44
                 U.S. Government Agency Obliga-
                    tions available for sale                -       -        3,467     5.74         955    6.34        694    5.86
                 States and political subsdivi-
                    sions (nontaxable) held to
                    maturity                                                 3,756    10.27       1,587    9.98      1,837    9.38
                          Total                          $4,472   5.98%    $18,455     5.36%     $2,542    6.23%    $2,733    6.71%

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE III
                                     Loan Portfolio


                                                            1994                  1993
                                                               Percent               Percent
                                                                  of                    of
                                                    Amount      Total       Amount    Total
            (In thousands)

            Commercial and agriculture              $53,039     63.20%     $48,151    65.52%
            Real estate, construction                 4,962      5.91        4,635     6.31
            Real estate, mortgage                     9,162     10.92        4,649     6.33
            Installment                              15,951     19.00       14,606    19.87
            Mortgage loans held for sale                813      0.97        1,448     1.97

            Total                                   $83,927    100.00%     $73,489   100.00%

                           Maturity and Sensitivity to Change in Interest Rates





                                                          December 31, 1994
                                                             After One
                                                                Year
                                                       One     through      After
                                                      Year      Five         Five
                                                    or Less     Years       Years     Total
            (In thousands)

            Commercial and agriculture              $39,549    $13,490     $   -     $53,039
            Real estate, construction                 3,372      1,590         -       4,962
                      Total                         $42,921    $15,080     $   -     $58,001

                                                              December 31,
                                                                  1994

            Predetermined interest rate                         $40,942
            Floating or adjustable interest rate                 42,985

                      Total                                     $83,927


                                                                 December 31,
            Nonaccrual Loans*                                   1994     1993

            (In thousands)

            Principal balance outstanding                        488     411
            Interest income that would have been recorded
              if the loans had been current and accruing          36      68





            *Loans greater than ninety days past due as to principal or interest payments and still accruing are $22 and $3 at

             December 31, 1994 and 1993.


            Restructured Loans

            As of December 31, 1994, the balance of restructured loans was

            $625,000. As of December 31, 1993, restructured loans amounted to $795,000.

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE IV
                                 Statement of Loan Loss


                                                                 December 31,
          Allowance for loan losses:                            1994     1993

          (In thousands)

          Beginning balance                                   $1,298   $1,208
            Provision for loan losses                            264      550
            Loan charge-offs:
              Commercial and agriculture                        (290)    (415)
              Real estate, mortgage                               -        -
              Installment                                        (21)     (65)
            Recoveries of loans previously charged-off:
              Commercial and agriculture                          59       18
              Real estate, mortgage                               -        -
              Installment                                          5        2

          Ending balance                                      $1,315   $1,298

          Net charge offs to average loans                      .33%     .68%






                                                 December 31, 1994        December 31, 1993
                                                          Percentage              Percentage
                                                         of Loans in              of Loans in
                                              Allowance  Category to   Allowance  Category to
                                                Amount   Total Loans     Amount   Total Loans



            (In thousands)

            Type of loan:
              Commercial and agricultural       $  831      63.20%       $  850      65.52%
              Real estate, construction             78       5.91            82       6.31
              Real estate, mortgage                143      10.92            82       6.33
              Installment                          250      19.00           258      19.87
              Mortgage loans held for sale          13       0.97            26       1.97
                      Total                     $1,315     100.00%       $1,298     100.00%

            The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risk of loss in the loan portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.

                              BANK OF UNION AND SUBSIDIARY

                                       SCHEDULE V
                                        Deposits




                                                    1994                       1993

                                                            Average                   Average
                                           Average Interest   Rate    Average Interest   Rate
                                           Balance  Expense   Paid    Balance  Expense   Paid

            (In thousands)

            Interest-bearing demand
              deposits                     $11,310  $  216   1.91%    $10,104  $  200   1.98%
            Savings                          6,495     143   2.20       4,861     116   2.39
            Insured money markets           14,596     333   2.28      13,596     308   2.27
            Time deposits                   52,611   2,279   4.33      48,002   2,067   4.31

                    Total                  $85,012  $2,971   3.49%    $76,563  $2,691   3.51%




                                                          December 31, 1994
                                           Three  Over Three     Over Six     Over
                                          Months    through       through    Twelve
                                         or Less  Six Months  Twelve Months  Months    Total
            (In thousands)

            Time, $100,000 or more       $ 8,428    $ 2,046      $1,273     $ 3,244   $14,991
            Other time                    11,627      8,215       6,674      16,658    43,174
                    Total                $20,055    $10,261      $7,947     $19,902   $58,165

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE VI
                              Return on Equity and Assets


                                                               December 31,
                                                               1994     1993

          Net income                                        $  1,310  $ 1,015
          Average shareholders' equity                         9,541    8,479
          Average total assets                               113,196   97,785
          Dividends declared                                    -        -
          Dividends per share                                   -        -
          Primary income per share                               .60      .47
          Income per share assuming full dilution                .60      .47
          Return on average assets                             1.16%    1.04%
          Return on average equity                            13.73%   11.97%
          Dividend payout ratio                                 -        -
          Average equity to average asset ratio                8.43%    8.67%

          NOTE:  Dollars in thousands except per share amounts

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE VII
                                    Other Borrowings

                                                        Interest
                                        Balance as of   Rate as of               Average
                                         December 31,  December 31,    Average   Interest    Maximum
                                              1994        1994         Balance     Rate   Outstanding
            (In thousands)

            Federal funds purchased
              and securities sold under
              agreements to repurchase     $  -             -  %       $   38      3.93%    $ 1,250

            Customer repurchase
              agreements                    1,807          5.24         2,548      3.66       6,081
            Other borrowings                2,900          6.89         1,865      6.50       2,950

            Total other borrowings         $4,707          6.26%       $4,451      4.85%    $10,281






                                                        Interest
                                        Balance as of   Rate as of                  Average
                                         December 31,   December 31,     Average    Interest     Maximum
                                            1993            1993         Balance      Rate     Outstanding
            (In thousands)

            Federal funds purchased
              and securities sold under
              agreements to repurchase     $  -           -  %            $    4     3.28%     $  700
            Customer repurchase
              agreements                    2,011        2.15              1,304     2.30       5,331

            Other borrowings                1,000        5.91                 82     5.81       1,000
            Total other borrowings         $3,011        3.40%            $1,390     2.51%     $7,031

          Item 8 - Financial Statements and Supplementary Data

               The financial statements required by Item 8 are incorporated herein by reference from pages 7 through 18 of the Bank's 1994 Annual Report to Shareholders.

                                       PART III

          Item 9 - Directors and Executive Officers of the Bank

               The information required by Item 9 is incorporated herein by reference from pages 3 through 6 under the captions "Proposal 1:
          Election of Directors", "Incumbent Directors", and "Executive Officers" of the Bank's definitive proxy statement dated March 20, 1995.

          Item 10 - Management Remuneration and Transactions

               The information required by Item 10 is incorporated herein by reference from page 3, and pages 6 through 11 under the captions "Director Compensation", "Executive Compensation", "Incentive Compensation Plan", "401(k) Savings Plan", "Corporate Executive Stock Plan", and "Indebtedness of Management" of the Bank's definitive proxy statement dated March 20, 1995.

                                       PART IV

          Item 11 - Exhibits, Financial Statement Schedules, and Reports on Form F-3

               (a) (1)   Financial Statements.

                         The following financial statements of the Bank are incorporated herein by reference from the indicated pages of the Bank's 1994 Annual Report to Shareholders:

                         Independent Auditor's Report - page 6

                         Consolidated Balance Sheets - December 31, 1994 and 1993 - page 7

                         Consolidated Statements of Income - Years ended December 31, 1994, 1993 and 1992 - page 8

                         Consolidated    Statements     of    Changes    in
                         Stockholders' Equity - Years ended December 31, 1994, 1993 and 1992 - page 9

                         Consolidated Statements of Cash Flows - Years ended December 31, 1994, 1993 and 1992 - page 10

                         Notes to Consolidated Financial Statements - Years ended December 31, 1994, 1993 and 1992 - pages 11 through 18

                   (2)   Financial Statement Schedules.

                         The following financial statement schedule is included herewith:

                         (i)  Reissued Report of Predecessor Accountant

                         All other financial statement schedules are omitted as the information required to be included therein is substantially included in the consolidated financial statements listed above which are incorporated herein by reference from the Bank's 1994 Annual Report to Shareholders or is not applicable.

               (b)  Reports on Form F-3.

                    The Bank did not file a Current Report on Form F-3 during the three months ended December 31, 1994.

               (c)  Exhibits.

                    The   following   exhibits   are  filed   herewith   or
                    incorporated herein by reference.

                  Exhibit No.           Description of Exhibit

                    1(a)      Articles  of  Incorporation of  the  Bank, as
                              amended and currently in effect, are incorporated herein by reference from exhibits to the Bank's 1988 Annual Report on Form F-2.

                    1(b) Bylaws of the Bank are incorporated herein by reference from exhibits to the Bank's Registration Statement on Form F-1. An amendment to the Bank's Bylaws is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    2 Specimen of the Bank's Common Stock certificate is incorporated herein by reference from exhibits to the Bank's Current Report on Form F-3 dated March 2, 1988.

                    3(a) Lease dated March 1, 1994, with George R. Medlin and Hope L. Medlin.*

                    3(b) Lease dated September 5, 1986, with Rushing Construction Company is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    3(c) Lease dated February 3, 1988, with Edward G. and Elizabeth Belle Faulkner is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    3(d) Lease dated May 16, 1988, with Dickerson Realty Corporation is incorporated herein by reference from exhibits to the Bank's 1988 Annual Report on Form F-2.

                    3(e) Amendment to lease dated January 26, 1990, with Dickerson Realty Corporation is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(f) Lease dated March 23, 1992 with The Family Partnership is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(g) Employment Agreement dated June 1, 1991 between the Bank and its President and Chief Executive Officer is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(h)      Employment  Agreement  dated  June   1,  1991
                              between the Bank and its Executive Vice President and Chief Administrative Officer is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(i) Employment Agreement dated June 1, 1991 between the Bank and its Senior Vice President and Senior Consumer Loan Officer is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(j) Corporate Executive Stock Plan is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    6 Annual Report to Shareholders of the Bank for the year ended December 31, 1994.*

          ________________________

          * Previously filed

                                      SIGNATURES
               Pursuant to the requirements of Section 13 of the Securities

          Exchange Act of 1934, the Bank has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                  BANK OF UNION
                                                     (Bank)


          May 17, 1995                  By: /s/ H. Clark Goodwin
                                             H. Clark Goodwin, President
                                             and Chief Executive Officer


               Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment No. 1 has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.


          /s/ Charla L. Kurtz                                  May 17, 1995
          Charla L. Kurtz, Controller (principal
               financial and accounting officer)


          /s/ John A. Crook, Jr.                               May 17, 1995
          John A. Crook, Jr., Director


          /s/ J. Earl Culbreth                                 May 17, 1995
          J. Earl Culbreth, Director


          /s/ Dennison A. Davis                                May 17, 1995
          Dennison A. Davis, Director


          /s/ Dr. William C. Deskins                           May 17, 1995
          Dr. William C. Deskins, Director


          /s/ James B. Fincher                                 May 17, 1995
          James B. Fincher, Director


          /s/ H. Clark Goodwin                                 May 17, 1995
          H. Clark Goodwin, President, Chief
               Executive Officer and Director
               (principal executive officer)

          /s/ Earl J. Haigler                                  May 17, 1995
          Earl J. Haigler, Director


          /s/ Frank H. Hawfield, Jr.                           May 17, 1995
          Frank H. Hawfield, Jr., Chairman


                                                               May __, 1995
          Charles E. Hulsey, Director


          /s/ Callie F. King                                   May 17, 1995
          Callie F. King, Director


          /s/ Joseph L. Little                                 May 17, 1995
          Joseph L. Little, Director


          /s/ Fred C. Long                                     May 17, 1995
          Fred C. Long, Director


          /s/ Dr. Jerry E. McGee                               May 17, 1995
          Dr. Jerry E. McGee, Director


          /s/ David C. McGuirt                                 May 17, 1995
          David C. McGuirt, Director


          /s/ Lane D. Vickery                                  May 17, 1995
          Lane D. Vickery, Director

                             FINANCIAL STATEMENT SCHEDULE

KPMG Peat Marwick LLP
     Suite 2800
     Two First Union
     Charlotte, NC 28282-8290

The Board of Directors
Bank of Union

We have audited the accompanying consolidated balance sheet of Bank of Union and subsidiary as of December 31, 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1993. These consolidated financial statements are the responsibility of Bank of Union's management.
Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of Union and subsidiary at December 31, 1993 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                   (Signature of KPMG Peat Marwick LLP)

Charlotte, North Carolina
February 11, 1994